CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Papp Investment Trust and to the use of our report dated January 22, 2014 on the financial statements and financial highlights of Papp Small & Mid-Cap Growth Fund, a series of shares of beneficial interest of Papp Investment Trust.   Such financial statements and financial highlights appear in the November 30, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
March 27, 2014